Exhibit 99.1
FOR IMMEDIATE RELEASE
January 24, 2007
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $6.5 million, or $2.32 earnings per basic and $2.30 earnings per diluted share for the year ended December 31, 2006, compared to net income of $6.7 million, or $2.40 earnings per basic and $2.37 earnings per diluted share for 2005. The current year net income represented a 3.0% decrease from the 2005 net income. For 2006, the return on average assets (ROA) was 1.04% and return on average equity (ROE) was 13.42%.
     For the quarter ended December 31, 2006, the Bancorp reported net income of $1.6 million, or $0.56 earnings per basic and $0.55 earnings per diluted share compared to $1.8 million, or $0.65 earnings per basic and earnings per diluted share for the same period a year earlier. The current quarter net income represented a 13.7% decrease from the quarter net income reported during the prior year. In addition, for the quarter ended December 31, 2006, the return on average assets (ROA) was 0.98% and return on average equity (ROE) was 12.48%.
     “Our earnings report for 2006 marked the first time in ten years that the Bancorp reported a decline in income from the previous year. Earnings were impacted by dual challenges that constrained revenue growth. One from persistent high interest rates and the other from the slow down in the economy that put the brakes on lending activity,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     Bochnowski noted that the Federal Reserve’s action to raise interest rates had resulted in an inverted yield curve, a term that describes short-term interest rates having yields higher than long-term rates. Under such conditions, the increase in yields on loans and investments generally lag the increases in rates paid to depositors as well as the rates on bank borrowings.
     At December 31, 2006, the Bancorp’s assets totaled $619.0 million, a decrease of $8.5 million or 1.3% for the year. The Bancorp’s lending portfolio totaled $471.2 million, an increase of $2.7 million. During 2006, loan growth occurred in loans secured by real estate. Investment securities totaled $102.6 million at December 31, 2006, an increase of $8.9 million. At December 31, 2006, deposits totaled $512.9 million, a decrease of $20.5 million, compared to

December 31, 2005. The decrease in deposits was a result of a planned withdrawal by a local governmental unit. At December 31, 2006, core deposits totaled $299.6 million, while certificates of deposit totaled $213.3 million. Core deposits include checking, savings, and money market accounts. Core deposits represent 58.4% of the Bancorp’s total deposits at year-end. At the end of 2006, borrowings totaled $51.5 million, an increase of $349 thousand for the year.
     “The compression of our net interest margin, which began in early 2006, accelerated throughout the year, with funding pressure continuing to be exerted through the fourth quarter of the year. Absent any quick action by the Federal Reserve, deposit costs will continue to have an unfavorable impact on operating results, particularly if loan demand remains in the doldrums of the economy,” Bochnowski said.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $19.2 million for 2006, compared to $20.3 million for 2005, a decrease of 5.1%. For the quarter ended December 31, 2006, net interest income totaled $4.6 million, compared to $5.0 million for the same period a year earlier, a decrease of 8.6%.
     “Although this year’s results fell short of expectations, the Bank performed well with respect to asset quality, income from banking activities, and operating expense. Our non-performing loans remained relatively constant, with loan recoveries exceeding charge-offs. Income from banking activities rose 19.2% and operating costs were held to a 3.8% increase,” Bochnowski noted.
     Despite the current economic pressures, the Bancorp’s non-performing loans to total assets remain at the manageable level of 0.50% at December 31, 2006. During 2006, $15 thousand in loan loss provisions were required, while no provisions were recorded during the quarter ended December 31, 2006. Loan loss recoveries, net of charge-offs, totaled $71 thousand for 2006, compared to $44 thousand for 2005. The balance of $4.3 million in the allowance for loan losses at December 31, 2006, is considered adequate by management based on its current analysis of loan portfolio credit quality, changes in the portfolio mix and local economic conditions.
     Noninterest income from banking activities for 2006 totaled $4.2 million, an increase of $679 thousand, or 19.2%. The increase for the year was a result of income from account related services, increased income from Wealth Management operations, sale of foreclosed real estate, increase in the cash value of bank owned life insurance and loan sales. Noninterest income for the quarter ended December 31, 2006, increased by $118 thousand, or 12.4%. The increase was attributable to account related services, increased income from Wealth Management operations, increases in the cash value of bank owned life insurance and loan sales.

     Noninterest expense totaled $14.3 million for 2006, compared to $13.8 million for 2005, an increase of $525 thousand, or 3.8%. The change was a result of increased compensation and benefits, due to annual salary increases and additional staffing. Occupancy and equipment expense increased as a result of additional depreciation expense for equipment and technology expenditures. Marketing expense increased as a result of communicating the Bancorp’s brand. Other noninterest expense increases were a result of account growth, and standard increases in operations. Noninterest expense for the quarter ended December 31, 2006, increased by $269 thousand, or 8.2%. The current quarter increase is related to expense for compensation, depreciation, real estate taxes and outside service professionals.
     At the end of 2006, shareholders’ equity stood at $50.0 million or 8.1% of total assets. The book value of the Bancorp’s stock stood at $17.86 at year-end.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.